UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

AIM EXPLORATION INC.

(Exact name of registrant as specified in charter)

Nevada	333-182071	67-0682135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 514, VGP Center 6722 Ayala Avenue Makati City, Manila Philippines	1226
(Address of principal executive offices)	(Zip Code)

(632) 754-9929

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

Item 3.02.        Unregistered Sales of Equity Securities.

On October 15, 2014, Aim Exploration, Inc. (the “Company”) entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Paladino Mining and Development Corp. (“Paladino”).  Pursuant to the Agreement, the Company has acquired 40% ownership of Paladino in exchange for:  (1) the issuance of 5 million shares of common stock of the Company to Paladino (the “Shares”), (2) a cash payment of 540,000 Philippine Pesos, and (3) transfer of the Company’s 40% ownership of the Raval Mining Claim, also known as Pah-HSU-Qhuin Philippine Mining Claim, to Paladino.  Paladino owns 648 hectares of land located at Brgys Caruan & Sulongan, Pasuquin, Ilocos Norte, Philippines.  The land contains Feldspar, Silica, Limestone, etc.

The Shares will be held in escrow until certain conditions are met, including the issuance of Paladino shares to the Company as well as other conditions.

The Shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S as the securities were issued in an "offshore transaction", as defined in Rule 902(h) of Regulation and the Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Paladino is not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIM EXPLORATION INC.
Date: October 20, 2014	By:	/s/ James Robert Todhunter
James Robert Todhunter, President & C.E.O.